EXHIBIT 10.3 NEWMONT SECTION 16 OFFICER SHORT-TERM INCENTIVE PLAN (Effective January 1, 2026) PURPOSE This Newmont Section 16 Officer Short-Term Incentive Plan (the “Section 16 STIP”) has been approved by the Leadership Development and Compensation Committee of the Newmont Corporation Board of Directors pursuant to the 2020 Newmont Corporation Stock Incentive Compensation Plan (the “2020 Plan”), and is a restatement of the Newmont Section 16 Officer Short-Term Incentive Program effective on January 1, 2025. The purpose of this Section 16 STIP is to provide Section 16 Officers with a direct interest in the success of the operations of Newmont Corporation (“Newmont”); specifically, Section 16 Officers are eligible for a Corporate Performance Bonus (as defined below) in accordance with this Section 16 STIP. This Section 16 STIP is subject to the 2020 Plan, and if there are any inconsistencies between this Section 16 STIP and the 2020 Plan, the 2020 Plan shall control. The LDCC or its delegate shall have sole discretion to interpret, apply, amend, and/or withdraw this Section 16 STIP. SECTION I—DEFINITIONS The following terms used in this Section 16 STIP shall have the meanings set forth below. 1.1 “Affiliated Entity(ies)” means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with Newmont, either directly or indirectly, through stock ownership or control, which employs a Section 16 Officer. 1.2 “Aggregate Payout Percentage” shall have the meaning assigned to it in Section 3.1(c). 1.3 “Award Recipient” means an Eligible Section 16 Officer who has been granted a Corporate Performance Bonus or an Individual Performance Bonus, as applicable, pursuant to this Section 16 STIP. 1.4 “Board” means the Board of Directors of Newmont. 1.5 “Bonus-Eligible Earnings” means an Award Recipient’s base salary as reflected in the records of the Participating Employer that employs the Award Recipient as of December 31 of the calendar year corresponding to the Performance Period applicable to the Corporate Performance Bonus; provided however, that Bonus-Eligible Earnings will be adjusted for any periods of unpaid leave or other periods in which the Award Recipient was not working or not fully engaged in their duties and responsibilities, including a transition to or from part-time employment status. If the Award Recipient commenced employment after the beginning of the Performance Period, their Bonus-Eligible Earnings shall be calculated on a pro-rata basis based on their base salary as of December 31 and the amount of time in the Performance Period during which they worked. In addition, if an Award Recipient’s base salary is reduced during the Performance Period, 2 Bonus-Eligible Earnings shall be calculated by pro-rating the base salary for each applicable salary period, such that the reduction applies only to the portion of the Performance Period during which the reduced salary was in effect. If the Award Recipient is transferred to a different country payroll during the Performance Period, Bonus-Eligible Earnings shall be calculated by pro-rating base salary for each applicable salary period, based on the currency applicable in each country. If an Award Recipient dies during the calendar year, the Bonus-Eligible Earnings for such Terminated Award Recipient will be determined by their base salary as of the date of death. In the event of a Change of Control, the Bonus-Eligible Earnings of the Award Recipient shall be equal to their base salary, on an annualized basis, as of the date immediately preceding the Change of Control. In the case of a Terminated Award Recipient, the Bonus- Eligible Earnings will be determined by their base salary only as of the date of termination of employment. In all cases, Bonus-Eligible Earnings shall be determined on a “gross” basis before reductions for taxes and any other reductions including, but not limited to, pre- tax contribution to the employee benefit plan of a Participating Employer. 1.6 “Cause” shall have the meaning assigned to it in the 2020 Plan. 1.7 “Change of Control” shall have the meaning assigned to it in the 2020 Plan. 1.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. 1.9 “Corporate Performance Bonus” means the bonus that may be granted to an Eligible Section 16 Officer pursuant to Section 3.1, based on how Newmont has performed against the Performance Metrics relative to an Eligible Section 16 Officer’s Target Performance Level. An Eligible Section 16 Officer’s Target Performance Level and Corporate Performance Bonus shall be determined by the LDCC; provided, however, that the Chief Executive Officer’s Target Performance Level and Corporate Performance Bonus shall be recommended by the LDCC and determined by the Board. 1.10 “Disability” shall have the meaning assigned to it in the 2020 Plan. 1.11 “Eligible Section 16 Officer” means a Section 16 Officer employed by a Participating Employer during some or all of the Performance Period; provided, however, that if an employee employed by a Participating Employer is appointed as a Section 16 Officer on an interim or temporary basis during some or all of a Performance Period, the LDCC or its delegate may determine in its discretion whether this Section 16 STIP shall apply to such employee or whether such employee’s Corporate Performance Bonus and, if applicable, Individual Performance Bonus, shall be governed by the STIP applicable to other employees who are not Section 16 Officers. Similarly, if an employee is promoted to a Section 16 Officer during the Performance Period, this Section 16 STIP shall apply on a pro-rata basis for the time that they are a Section 16 Officer, and for any portion of the Performance Period during which they were not a Section 16 Officer, their Corporate Performance Bonus and Individual Performance Bonus shall be governed by the STIP applicable to other employees who are not Section 16 Officers. 3 1.12 “Executive Leadership Team” or “ELT” is the leadership team comprised of the Section 16 Officers as determined by the Chief Executive Officer of Newmont to be part of such leadership team. The Section 16 Officers who comprise the Executive Leadership Team shall only be eligible for a Corporate Performance Bonus, and not an Individual Performance Bonus. 1.13 “Individual Performance Bonus” means the bonus that may be granted to a Non-ELT Section 16 Officer pursuant to Section 3.2, based on the Non-ELT Section 16 Officer’s actual performance assessed against individual performance criterion, which criterion are established by the Chief Executive Officer or their delegate and separately communicated to the Award Recipient, and which resulting bonus, if any, in a Performance Period, is assessed and recommended by the Chief Executive Officer or their delegate. 1.14 “LDCC” means the Leadership Development and Compensation Committee of the Board. 1.15 “Newmont” means Newmont Corporation, a Delaware corporation, and any successor corporation thereto. 1.16 “Non-ELT Section 16 Officer” means an Eligible Section 16 Officer who is not on the Executive Leadership Team. 1.17 “Participating Employer” means Newmont and any Affiliated Entity. 1.18 “Performance Metric” means each metric upon which a Corporate Performance Bonus shall be based, as determined by the LDCC on an annual or other basis, as reflected in the Appendix to this Section 16 STIP. Such metrics may be based on financial, safety, sustainability, or other relevant factors as determined by the LDCC. 1.19 “Performance Period” means the period from January 1 through December 31 during which the achievement level of the Performance Metrics applicable to the Corporate Performance Bonus will be measured and assessed, and if applicable, the achievement level for any Individual Performance Bonus will be measured and assessed. 1.20 “Performance Percentage” shall have the meaning assigned to it in Section 3.1(c)(1). 1.21 “Retirement” means a voluntary termination of employment when (i) an Award Recipient has attained at least age 55, (ii) has completed at least 5 years of continuous employment with a Participating Employer, and (iii) where the age of the Award Recipient plus their completed years of continuous employment with a Participating Employer is equal to at least 65. For the avoidance of doubt, a period of continuous employment does not need to correspond to the Award Recipient’s most recent period of employment with a Participating Employer since the last rehire date and a prior period of at least 5 years of continuous employment may satisfy the continuous employment requirement in prong (ii) above. 1.22 “Section 409A” shall mean Section 409A of the Code and the treasury regulations and guidance promulgated thereunder. 4 1.23 “Section 16 Officer” means an officer as defined in Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended. 1.24 “Section 16 Severance Plan” means the Severance Plan for Section 16 Officers of Newmont. 1.25 “Target Performance Level” means the target performance goal established for each Performance Metric that applies to the Award Recipient, and which will be communicated to each Award Recipient. 1.26 “Terminated Award Recipient” means an Award Recipient who terminates employment with a Participating Employer during the Performance Period on account of death, Retirement, Disability, or involuntary termination entitling the Award Recipient to benefits under the Section 16 Severance Plan; provided, however, for the avoidance of doubt, a Terminated Awad Recipient shall not include any Award Recipient who is terminated by Newmont or a Participating Employer for Cause. SECTION II—ELIGIBILITY An Eligible Section 16 Officer shall be eligible to be granted a Corporate Performance Bonus or an Individual Performance Bonus, as applicable under this Section 16 STIP if such Eligible Section 16 Officer is: (i) on the payroll of a Participating Employer at the time of payment; (ii) on the payroll of a Participating Employer as of the last day of the calendar year comprising the Performance Period and prior to the time of payment the Eligible Section 16 Officer has not been terminated by Newmont or a Participating Employer for Cause or otherwise would not or could not have been terminated for Cause, as determined in Newmont’s sole discretion; or (iii) is a Terminated Award Recipient who terminated during the Performance Period. SECTION III—CORPORATE PERFORMANCE BONUS AND INDIVIDUAL PERFORMANCE BONUS 3.1 Eligibility for Corporate Performance Bonus. For each Performance Period, the Corporate Performance Bonus will be determined pursuant to this Section III for each Award Recipient. (a) Performance Metrics. For each Performance Period, the LDCC shall establish the Performance Metrics applicable to the Corporate Performance Bonus granted to an Award Recipient and the Target Performance Level, as well as the threshold and maximum goals applicable to each Performance Metric. (b) Achievement Level Assessment for Performance Metrics. As soon as practicable after the end of each Performance Period, the LDCC shall determine the achievement level of the performance goals applicable to each Performance Metric, following a report from the Internal Audit department, or an external audit firm. (c) Aggregate Payout Percentage. An aggregate payout factor (the “Aggregate Payout Percentage”) will be determined in accordance with this Section 3.1(c).

5 (1) Calculating the Performance Percentage for each Performance Metric. The achievement level for the performance goal applicable to each Performance Metric will be determined by reference to the Target Performance Level, and minimum and maximum goals to arrive at a performance percentage (the “Performance Percentage”). (2) Calculating the Payout Percentage for each Performance Metric. The payout percentage for each Performance Metric is equal to the product of the Performance Percentage, multiplied by the applicable weighting factor listed in Appendix A. However, a fatality or significant potential events may result in a payout for the Health and Safety metric(s) that is less than the payout percentage determination described in the foregoing sentence. (3) Calculating the Aggregate Payout Percentage. The Aggregate Payout Percentage is the sum of the payout percentages for each Performance Metric, as described in Section 3.1(c)(2) hereof. (d) Determination of Payout Amount under Corporate Performance Bonus. The amount that shall vest and become payable as a Corporate Performance Bonus for each Award Recipient shall be equal to the product of the Aggregate Payout Percentage, multiplied by the Award Recipient’s Target Performance Level, multiplied by the Award Recipient’s Bonus-Eligible Earnings. 3.2 Individual Performance Bonus. If selected by the Chief Executive Officer or their delegate, a Non-ELT Section 16 Officer shall be eligible to receive an Individual Performance Bonus for a Performance Period based on individual performance criteria established by the Chief Executive Officer or their delegate. As soon as practicable after the end of each Performance Period, the Chief Executive Officer or their delegate shall evaluate the Award Recipient’s actual performance against such criteria and determine the amount, if any, of the Individual Performance Bonus to be paid, and shall inform the LDCC of such determination. 3.3 Terminated Award Recipients. Terminated Award Recipients shall be eligible to receive the payment of a Corporate Performance Bonus (and Individual Performance Bonus, if applicable), provided that a Terminated Award Recipient whose employment is subject to an “Involuntary Termination” entitling the Award Recipient to benefits under the Section 16 Severance Plan must execute a “Waiver and Release” (and non-revocation, if applicable). A Terminated Award Recipient’s bonus will be calculated according to Section III hereof, and pro-rated for the portion of the Performance Period that the Award Recipient was employed with a Participating Employer, and except as otherwise described in Section 3.4, shall be paid after the end of the Performance Period. For a Non-ELT Section 16 Officer who is a Terminated Award Recipient only, any pro-rated Corporate Performance Bonus and/or Individual Performance Bonus for the year in which they are terminated will be paid out based on actual performance achieved during the Performance Period, as determined according to applicable performance criteria, and shall be paid as 6 soon as administrative practicable following receipt of an executed Waiver and Release (and non-revocation, if applicable), subject to any adjustment by the LDCC or the Board or their delegate. For purposes of this Section 3.3 Involuntary Termination and “Waiver and Release” shall have the meaning set forth in the Section 16 Severance Plan. 3.4 Amount Payable Upon Death of an Award Recipient. If an Award Recipient who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an Award Recipient dies and becomes a Terminated Award Recipient, all amounts due shall be paid as soon as practicable after the death of the Award Recipient, in a cash lump sum, to the beneficiary or beneficiaries designated by the Award Recipient to receive life insurance proceeds under Group Life and Accidental Death & Dismemberment Plan of Newmont USA Limited (or a successor plan) or a similar plan of a Participating Employer In the absence of an effective beneficiary designation under said plan, any amount payable hereunder following the death of an Award Recipient shall be paid to the Award Recipient’s estate. 3.5 Discretionary Adjustments. The LDCC (or the Board with respect to the CEO) may adjust the Performance Percentage or any measure, or increase or decrease the amount of the Corporate Performance Bonus or Individual Performance Bonus that is otherwise payable in order to reflect changed circumstances or such other matters as the LDCC deems appropriate. 3.6 Time and Method of Payment. Except as otherwise described in this Section III, a Corporate Performance Bonus and/or Individual Performance Bonus that becomes payable under this Section 16 STIP shall be payable to each Award Recipient in cash as soon as practicable following approval of bonuses by the LDCC for Section 16 Officers (except for the CEO, whose bonus is approved by the Board). All payments and the timing of such payments shall be made in accordance with practices and procedures established by the Participating Employer. For U.S. taxpayers subject to Code Section 409A, the Corporate Performance Bonus and/or Individual Performance Bonus shall be paid by March 15th of the calendar year following the last day of the Performance Period. Notwithstanding the foregoing, in the event an Award Recipient failed to complete any required ethics training or failed to comply with acknowledgement of any Code of Conduct of any Participating Employer, the Participating Employer may withhold payment of the Corporate Performance Bonus and/or Individual Performance Bonus under this Section 16 STIP unless or until such Award Recipient complies. 3.7 Withholding Taxes. All Corporate Performance Bonuses and Individual Performance Bonuses payable hereunder shall be subject to the withholding of such amounts as the Participating Employer may determine is required to be withheld pursuant to any applicable federal, state, local or non-U.S. law or regulation including but not limited income tax, social insurance, payroll tax, fringe benefits tax payment or account or other tax-related items arising from the Award Recipients participation in the Section 16 STIP. 7 SECTION IV—CHANGE OF CONTROL 4.1 In General. In the event of a Change of Control, each Award Recipient employed at the time of the Change of Control shall become entitled to the payment of a Corporate Performance Bonus (and an Individual Performance Bonus, if applicable) in accordance with the provisions of this Section IV. 4.2 Calculation of Bonus. In the event of a Change of Control: (a) each Award Recipient employed as of the date of the Change of Control shall become entitled to the payment of a pro-rated Corporate Performance Bonus calculated based on the Target Performance Level (and a pro-rated Individual Performance Bonus, if applicable, calculated based on a Target Performance Level) for the portion of the Performance Period from January 1 through the date of the Change of Control; and (b) each Award Recipient employed as of the last day of the Performance Period coinciding with the calendar year in which the Change of Control occurs shall be entitled to a pro-rated Corporate Performance Bonus calculated based on a Target Performance Level (and a pro-rated Individual Performance Bonus, if applicable, calculated based on a Target Performance Level) for the remaining portion of the calendar year following the Change of Control. 4.3 Payment of Bonuses. The Corporate Performance Bonuses (and Individual Performance Bonuses, if applicable) payable in accordance with the provisions of this Section IV shall be calculated and paid as soon as practicable (a) following the date of the Change of Control, in the case of the bonus required by Section 4.2(a), and (b) following the conclusion of the Performance Period coinciding with the calendar year in which the Change of Control occurs, in the case of the bonus required by Section 4.2(b). Upon the payment of the Corporate Performance Bonuses (and Individual Performance Bonuses, if applicable) in accordance with the foregoing sentence, the Award Recipient shall have no further right to the payment of any Corporate Performance Bonus (or Individual Performance Bonus, if applicable) hereunder for such Performance Period (other than any bonus payable hereunder with respect to a previous Performance Period that has not yet been paid). In the event that a “Change of Control” and a benefit-qualifying “Separation from Service of an Award Recipient” under Section 3.01 of the 2012 Executive Change of Control Plan of Newmont (“2012 Plan”) occur in the same calendar year, payment to such Award Recipient of a Corporate Performance Bonus under this Section IV payable in the event of a Change of Control under the Newmont Section 16 Officer Long-Term Incentive Plan shall satisfy Section 3.02(a)(i)(B) of the 2012 Plan solely with respect to the portion of such calendar year from January 1 through the date of the Change of Control; in such instance, the bonuses provided for under Section 3.02(a)(i)(B) of the 2012 Plan for the period of time between the Change of Control and the Separation of Service shall be calculated for such period of time in accordance with the formula provided therein. If a benefit-qualifying Separation from Service under Section 3.01 of the 2012 Plan occurs in a year subsequent to the year in which a Change of Control occurs, any payments made under this Section IV shall not in any way satisfy Section 3.02(a)(i)(B) of the 2012 Plan. 8 SECTION V–GENERAL PROVISIONS 5.1 Right of Offset. To the extent permitted by applicable law, any Participating Employer may, in its sole discretion, apply any payments of a Corporate Performance Bonus (and an Individual Performance Bonus, if applicable) otherwise due and payable under this Section 16 STIP against any Award Recipient or Terminated Award Recipient loans outstanding to a Participating Employer, or other debts of the Award Recipient or Terminated Award Recipient to a Participating Employer. By accepting payments under this Section 16 STIP, the Award Recipient consents to the reduction of any compensation paid to the Award Recipient by any Participating Employer, to the extent the Award Recipient receives an overpayment from the Section 16 STIP, as determined in the sole discretion of the LDCC. 5.2 Plan Modification or Termination. The LDCC or Board may at any time amend, modify, suspend or terminate the Section 16 STIP. However, upon or following a Change of Control, Section IV hereof may not be amended, suspended, or terminated until the obligations of Section IV hereof have been fully satisfied with respect to such Change of Control. 5.3 Payments Due to Incapacitated Persons. If the LDCC or its delegate determines that any person entitled to a payment hereunder is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as incompetent, the LDCC or its delegate shall have the power to cause the payment becoming due to such person to be made to another for their benefit, and none of the LDCC or its delegate, Newmont, a Participating Employer, or any other person or entity will have any responsibility to see to the application of such payment. Payments made pursuant to this Section 5.3 shall operate as a complete discharge of the obligations of the LDCC or its delegate, Newmont or a Participating Employer under the Section 16 STIP. 5.4 Severability. If any section, subsection, or specific provision of the Section 16 STIP is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Section 16 STIP, and Section 16 STIP shall be construed and enforced as if such illegal and invalid provision had never been set forth herein. 5.5 No Right to Employment. The establishment of the Section 16 STIP shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, any Participating Employer, or to give any Award Recipient or any person any right to receive any payment whatsoever, except as provided hereunder. All Eligible Section 16 Officers and Award Recipients shall remain subject to discharge from employment to the same extent as if the Section 16 STIP had never been adopted. 5.6 Transferability. Any Corporate Performance Bonus (and Individual Performance Bonus, if applicable) payable hereunder is personal to the Award Recipient or Terminated Award Recipient and may not be sold, exchanged, transferred, pledged, assigned, or otherwise disposed of except by will, by the laws of descent and distribution or as provided in Section 5.3.

5.7 *Successors*. The Section 16 STIP shall be binding upon and inure to the benefit of the Participating Employers and the Award Recipients and Terminated Award Recipients and their respective heirs, representatives, and successors.

5.8 *Governing Law*. The Section 16 STIP and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

5.9 *Clawback*. The LDCC or the Board (or any Participating Employer as so directed by the LDCC or the Board), to the full extent permitted by governing law, shall have the discretion to clawback recoup and/or otherwise require reimbursement of any portion of a Corporate Performance Bonus (and any portion of an Individual Performance Bonuses to a Non-ELT Section 16 Officer) previously paid to an Award Recipient pursuant to the terms of this Section 16 STIP to the extent required (i) under any and all of Newmont's clawback, recoupment and/or disgorgement policies, including, but not limited to, the Newmont Corporation Clawback Policy, as they may be unilaterally amended or adopted from time to time or (ii) under applicable laws, regulations (including any applicable guidance) or stock exchange listing standards as may be in effect from time to time. No recovery of compensation described in this Section 5.9 will be considered an event giving rise to the Award Recipient's right to resign for "good reason" or "constructive termination" (or similar term) under any plan of, or agreement with a Participating Employer. Additionally, the LDCC and the Board (and any Participating Employer as so directed by the LDCC or the Board), to the full extent permitted by governing law, shall have the discretion to require clawback or reimbursement of any portion of a Corporate Performance Bonus (and any portion of an Individual Performance Bonus if to a Non-ELT Section 16 Officer) previously paid to an Award Recipient pursuant to the terms of this Section 16 STIP if the Award Recipient is terminated for Cause.

5.10 *Section 409A*. This Section applies if the Award Recipient is a U.S. Taxpayer. The terms of the Section 16 STIP, Corporate Performance Bonus, Individual Performance Bonus are intended to qualify for an exemption from or comply with the provisions of Section 409A and the Section 16 STIP shall be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the LDCC may, but is not required, adopt amendments to the Section 16 STIP or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Award Recipient, that the LDCC determines are reasonably, necessary or appropriate to comply with the requirements of Section 409A. In that light, Newmont and the Participating Employer make no representation or covenant to ensure that the Corporate Performance Bonus, Individual Performance Bonus or any other payments under the STIP that are intended to be exempt from, or compliant with, Section 409A or that the LDCC shall take any action with respect thereto. Nothing in the Section 16 STIP shall provide a basis for any person to take action against Newmont or any affiliate, based on matters covered by Section 409A, including the tax treatment of any Corporate Performance Bonus, Individual Performance Bonus or any other payments made under Section 16 STIP and neither Newmont nor any of its

9

affiliates shall have any liability to the Award Recipient or their estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the Section 16 STIP including any taxes, penalties or interest imposed under Section 409A.

5.11 Inapplicability of ERISA. The Section 16 STIP is intended to be a program described in Department of Labor Regulation Sections 2510.31(b) and 2510.3-2(c) and shall not be considered a plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

10

APPENDIX TO THE
NEWMONT SECTION 16 OFFICER SHORT-TERM INCENTIVE PLAN

For the 2026 Performance Period, the following Performance Metrics and corresponding

Weighting Factors shall be used:

	Metric	Weighting	Threshold	Target	Maximum
Financial 70%	Free Cash Flow [1,2]	35%	*$2,574M (-35% of target)*	*$3,960M (set at 26BP + Ghana Royalty Update)*	*$5,345M (+35% of target)*
	Cash Sustaining Costs per Gold Equivalent Ounce [3,4]	35%	*$2,040 (+5% of target)*	*$1,943 (set at 26BP + Ghana Royalty Update)*	*$1,845 (-5% of target)*
Sustainability 30%	Significant Potential Event Frequency Rate [5]	7%	SPEFR within 20% of 3-year Best Demonstrated Performance (BDP)	SPEFR at 3-year BDP	20% reduction in SPEFR from 3-year BDP
	Critical Action Management [6]	7%	80% of critical action completion	90% of critical action completion	100% of critical action completion
	Fatality Risk Management (FRM) [7,8,9]	6%	• Enrolled Managers / Superintendents: 2 Coaching CCVs per month • 2 scheduled System Verifications per year per risk • Enrolled Supervisors: 32 CCFVs per month • Technical Specialists: 1 CCV	• Enrolled Managers / Superintendents: 4 Coaching CCVs per month • Threshold met, along with actions resulting from System Verifications on-time completion >= 90% • Enrolled Supervisors: 40 CCFVs per month • Technical Specialists: 2 CCVs	• Enrolled Managers / Superintendents: 6 Coaching CCVs per month • Target met + Systems Verifications completed for controls and risks with non-compliance trends (rationale supported by field verification CCV data) • Enrolled Supervisors: 48 CCFVs per month • Technical Specialists: 3 CCVs
	Operating Sites Water Consumption Efficiency	5%	<110% of 2025 water intensity	< 2025 value	< 2021 to 2025 average
	Focusing on Our Culture [10]	5%	At LDCC discretion – management will provide recommendation and provide quarterly updates	• Meet Indigenous / Local Employment Commitments • Deliver 2026 Employee Listening Survey with 74% participation [11] • Implement new Performance Management System	At LDCC discretion – management will provide recommendation and provide quarterly updates

[1] Modified FCF includes sales revenues, direct op. costs (mining, milling, leaching), support costs, taxes, working capital, closure and sustaining capital cash flows, exclusive of Non-Managed.
[2] Performance – consistent with prior years – will be measured including a 50% flex (i.e., removing the impact of the economic factors, including changes in metal prices, diesel, and foreign exchange rates).
[3] Modified Cash Sustaining Costs per Gold Equivalent Ounce includes direct costs (mining, milling, leaching and site support) and indirect costs (royalties, G&A, exploration, advanced projects, studies, sustaining capex); exclusive of Non-Managed.
[4] Performance – consistent with prior years – will be measured including a 100% flex (i.e., removing the impact of the economic factors, including changes in metal prices, diesel, and foreign exchange rates).
[5] Measured versus best demonstrated performance from previous 3 years for the enterprise, which was 0.13 in 2025.
[6] Historical on-time action closure rate is ~ 75%.
[7] Defined verification targets included for supervisors and technical specialists to ensure functional representation and SME review of critical safety systems.
[8] Manager/Superintendent coaching CCV threshold reduced to ensure quality is not compromised as leaders balance the requirement to undertake numerous other activities to support safety outcomes (e.g., PSI coaching, safety interactions, wellbeing interactions, JHA reviews, etc.).
[9] Action completion target reduced from 95 to 90% to reflect removal of 'fixed in field' actions from calculation, keeping focus on more complex actions addressing system and engineering solutions and to align with target action closure rate from critical action management metric.
[10] Management will assess the performance of each of the items at the end of the year, determining if each target was underachieved, achieved or overachieved and providing supporting rationale and explanation. A detailed report of this qualitative assessment will be provided, including a recommend a payout factor for the metric for LDCC approval.
[11] 74% participation represents Newmont's best demonstrated response rate, prior to the Newcrest acquisition

11

Target STIP Corporate Performance Bonus

Level	Percentage of Bonus-Eligible Earnings
Level 7 (CEO)	150%
Level 6 (ELT Section 16 Officers)	85% - 115%
Level 5 (Non-ELT Section 16 Officer)	49%

Target STIP Individual Performance Bonus

Level	Percentage of Bonus-Eligible Earnings
Level 5 (Non-ELT Section 16 Officer)	21%

12